EXHIBIT 99.1

BLUE EARTH TO ACQUIRE KENMONT SOLUTIONS CAPITAL GP, LLC, a CAPITAL FORMATION ENTITY FROM DONALD R. KENDALL, JR., REMAINS AS CEO/PRESIDENT

Henderson, Nevada, December 12, 2013--Blue Earth, Inc. (OTCQB : BBLU) a renewable energy and energy efficiency services company, announced today that it signed a letter of intent (“LOI”) to acquire Kenmont Solutions Capital GP, LLC (“Kenmont Solutions”), a capital formation entity from Donald R. Kendall, Jr. who will remain as the CEO/President of the acquired entity. The capital formation entity will become a wholly owned subsidiary of BBLU and will focus on sourcing equity and debt capital for the Company’s combined heat and power (“CHP”) or cogeneration projects; its solar PV projects and energy efficiency projects. The capital formation entity will also source capital for strategic acquisitions and joint development opportunities.

Donald R. Kendall, Jr., is the founding Managing Director and the Chief Executive Officer of Kenmont, an investment management firm specializing in alternative investments and private equity. He also serves as a director of American Midstream Partners, LP (NYSE: AMID), Solar City Corporation (NASDAQ: SCTY), Stream Energy and Tangent Energy Solutions, Inc.

Mr. Kendall utilized his extensive background in the power, energy and clean energy industries overseeing event driven, distressed, capital structure arbitrage and private equity investments in these sectors for Carlson Capital, L.P., while overseeing Kenmont's private equity and venture capital fund of funds.

From 1993 to 1998, Mr. Kendall was President of Cogen Technologies Capital Company, L.P. His responsibilities included acquisitions, domestic and international project development, project and corporate financings, asset management, strategic planning and the initiation of Cogen's planned reorganization, initial public offering and ultimate sale for $1.1 billion. Cogen developed, constructed, financed and/or acquired over 1,250 MW of power projects and completed over $1.5 billion of financings.

Previously Mr. Kendall ran project finance and leasing groups at Credit Suisse First Boston, Drexel Burnham and Morgan Stanley. Mr. Kendall's activities concentrated heavily in the energy, alternative energy and clean fuel technologies, transportation and other heavily capital intensive industries. Mr. Kendall also established and managed private equity programs including one focused on hard assets (power plants, steel mills, auto manufacturing facilities, coal handling facilities, aircraft, and vessels, etc.) that exceeded $1.5 billion.

Mr. Kendall received a B.A. degree from Hamilton College and an M.B.A. magna cum laude from The Amos Tuck School of Business Administration at Dartmouth College. He is on the Board of Overseers of The Amos Tuck School of Business Administration at Dartmouth College and is a Board member of Earthwatch International and the Prospect Park Alliance. He has also served as Co-Chairperson of The Jane Goodall Institute, The Houston Zoo and its Conservation Committee, and as a Trustee of Hamilton College, as well as a member of its Investment Committee. Mr. Kendall has been active in conservation projects globally and is currently involved in the formation of a trans-frontier wildlife park involving Botswana, South Africa and Zimbabwe.

Mr. Kendall stated “I am a big believer that one person (or company) can change the world. I am excited to work with the Blue Earth team to create value for our shareholders, our customers, the communities where we do business and our employees and partners while we improve our environment and the world.”

“We believe Mr. Kendall is the ideal complement to our existing key finance team members that have successfully raised equity and arranged debt financing for our ongoing CHP projects. We expect the addition of Mr. Kendall to accelerate capital formation and bring other growth opportunities through his extensive relationships with other energy efficiency and alternative energy companies that represent acquisition or joint venture funding opportunities” stated Johnny R. Thomas, CEO of Blue Earth, Inc.

The purchase terms will be disclosed when the definitive agreement is completed and a final closing occurs, which is anticipated in January of 2014. Mr. Kendall will be working on Company projects prior to the close. The purchase price is for restricted shares of Blue Earth Inc. common stock and a success fee to be determined on a deal by deal basis.

About BBLU

BBLU is engaged in the clean technology industry with a primary focus on the energy efficiency and renewable energy sectors.  We strive to participate in the global movement for a sustainable planet by offering products and services that will optimize energy use, reduce harmful environmental emissions and substantially reduce energy costs to our customers.  For more information about Blue Earth, Inc., please visit www.blueearthinc.com.

 Investor Relations Contact:

Blue Earth, Inc.	Liviakis Financial Communications, Inc.
John C. Francis	Michael Bayes
www.blueearthinc.com	www.liviakis.com
702.263.1808 Ext. 103	415.389.4670
jfrancis@blueearthinc.com	Michael@Liviakis.com

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this press release are forward-looking statements. These statements relate to future events or to the Company’s future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company’s control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. Such risks, uncertainties and other factors, which could impact the Company and the forward-looking statements contained herein are included in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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